Exhibit 99.1
FOR IMMEDIATE RELEASE
Wyndham Worldwide Completes $450 Million
Vacation Ownership Receivables Securitization
PARSIPPANY, N.J. (June 30, 2008) — Wyndham Worldwide Corporation (NYSE:WYN) today announced that it has completed a term securitization transaction involving the issuance of $450 million of investment grade asset-backed notes by Sierra Timeshare 2008-2 Receivables Funding, LLC, an indirect subsidiary of Wyndham Vacation Ownership. The notes are backed by vacation ownership receivables originated by subsidiaries of Wyndham Vacation Ownership. The 2008-2 transaction has a cost of funds, excluding transaction fees, of 7.15%.
The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses more than 6,550 franchised hotels and approximately 551,000 hotel rooms worldwide. Group RCI offers its more than 3.6 million members access to more than 67,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 145 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 33,000 employees globally.
For more information about Wyndham Worldwide, please visit the company’s web site at www.WyndhamWorldwide.com.
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Investor contact:	Press contact:
Margo C. Happer	Betsy O’Rourke
Senior Vice President, Investor Relations	Senior Vice President, Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com